UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 6, 2005

COMMERCIAL VEHICLE GROUP, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50890	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6530 West Campus Oval
New Albany, Ohio 43054
(Address of Principal Executive Offices, including Zip Code)

(614) 289-5360
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

(a) Indenture

     On July 6, 2005, the Company completed the private sale of $150 million of its 8% Senior Notes due 2013 (the “Notes”). The Notes were issued under an indenture, dated July 6, 2005 (the “Indenture”), between the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture and the form of initial note and exchange note, which are attached as exhibits to the Indenture, provide, among other things, that the Notes will be senior unsecured obligations of the Company.

     Interest is payable on the Notes on January 1 and July 1 of each year beginning on January 1, 2006 until their maturity date of July 1, 2013. Prior to July 1, 2009, the Company may redeem some or all of the Notes at a redemption price equal to the principal amount of the Notes plus an applicable premium and accrued and unpaid interest. On or after July 1, 2009, the Company may redeem all or a portion of the Notes at redemption prices set forth in the Indenture. In addition, at any time prior to July 1, 2008, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at the redemption price set forth in the Indenture.

     The terms of the Indenture, among other things, limit the ability of the Company and certain of its subsidiaries to: incur additional debt; pay dividends on, redeem or repurchase capital stock; restrict dividends or other payments of subsidiaries; make investments; engage in transactions with affiliates; create liens on assets; engage in sale/leaseback transactions; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries. These covenants are subject to significant exceptions and qualifications.

     The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest, breach of covenants or other agreements in the Indenture, defaults in failure to pay certain other indebtedness and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable.

     A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Indenture is qualified in its entirety by reference to such exhibit.

(b) Registration Rights Agreement

     In connection with the issuance of the Notes, the Company and the subsidiary guarantors entered into a registration rights agreement, dated July 6, 2005 (the “Registration Rights Agreement”), with the initial purchasers of the Notes. Under the terms of the Registration Rights Agreement, the Company agreed for the benefit of the holders of the Notes that it will file with the Securities and Exchange Commission and use its reasonable best efforts to cause to become effective a registration statement relating to an offer to exchange the Notes for an issue of registered notes having substantially the same terms as the Notes. The Company has agreed to file such registration statement not later than 90 days after the issuance of the Notes and to use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after the issuance of the Notes. In addition, under certain circumstances, the Company may be required to file a shelf registration statement to cover resales of the Notes. The failure to comply with the obligations under this agreement will require the Company to pay additional interest on the Notes under certain circumstances.

     In the Registration Rights Agreement, the Company agreed to indemnify the holders of the Notes against certain liabilities in connection with the registration statement or contribute to payments that the holders may be required to make in respect of those liabilities.

     A copy of the Registration Rights Agreement is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

     The disclosures under Item 1.01(a) of this Current Report on Form 8-K relating to the Indenture and the Notes are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.1	Indenture, dated July 6, 2005, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated July 6, 2005, among the Company, the subsidiary guarantors party thereto and the purchasers named therein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.
Date: July 8, 2005	By:	/s/ Chad M. Utrup
Its: Vice President and Chief Financial Officer